Putnam High Yield Advantage
May 31, 2010

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1(000s omitted)	Class A	    $18,768
				Class B  		   285
				Class C		   312

72DD2(000s omitted)	Class M		 6,283
				Class R		   233
				Class Y		 2,539

73A1				Class A		0.210
				Class B		0.189
				Class C		0.190

73A2				Class M		0.204
				Class R		0.204
				Class Y		0.216

74U1	(000s omitted)	Class A		89,776
				Class B		 1,374
				Class C		 1,589

74U2	(000s omitted)	Class M		29,902
				Class R		 1,322
				Class Y		12,488

74V1				Class A		5.63
				Class B		5.54
				Class C		5.52

74V2				Class M		5.64
				Class R		5.64
				Class Y		5.79


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.